Natus Medical Announces NASDAQ Ticker Symbol Change to “NTUS”

PLEASANTON, Calif. (July 25, 2019) - Natus Medical Incorporated (NASDAQ:NTUS) (the “Company” or “Natus”), a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages, today announced that the Company's ticker symbol on the Nasdaq Global Select Market (NASDAQ) will change to “NTUS” from “BABY”. Trading under the new ticker symbol will begin at the open of the market on Friday, July 26, 2019.

“We are excited to begin trading under the new symbol, NTUS,” said Jonathan Kennedy, President and Chief Executive Officer of Natus. “We have diversified our products, solutions, and core capabilities well beyond the neonatal care market since our IPO in 2001. The new ticker symbol better reflects our identity as a global provider of innovative healthcare solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages.”

No action is needed from Natus’ current shareholders relative to the ticker symbol change. The common stock will continue to be listed on NASDAQ and the CUSIP will remain unchanged as 639050103.

About Natus Medical Incorporated

Natus is a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages.

Additional information about Natus Medical Incorporated can be found at www.natus.com.

Natus Medical Incorporated
Drew Davies
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com